UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2016

HARMONY MERGER CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36842	46-5723951
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

777 Third Avenue, 37th Floor, New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

(212) 319-7676

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2016, David Sgro advised Harmony Merger Corp. (the “Company”) that he was resigning as a member of the board of directors of the Company, effective on such date. Mr. Sgro’s resignation was due to a limitation on the number of board seats he could hold and was not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices (financial or otherwise). Mr. Sgro will continue to serve as the Company’s Chief Operating Officer.

The Company’s board of directors appointed Thomas Kobylarz, the Company’s Chief Financial Officer, to fill the vacancy created by Mr. Sgro’s resignation.

Thomas Kobylarz has served as the Company’s Chief Financial Officer since its inception. Since March 2014, Mr. Kobylarz has served as the Chief Financial Officer and Chief Compliance Officer of Crescendo Partners, L.P. Since January 2015, Mr. Kobylarz has also served as the Director of Business Development for Crescendo. Since February 2016, Mr. Kobylarz has also served as the Chief Financial Officer and Chief Compliance Officer of Jamarant Capital, LP., an investment firm. From January 2009 to September 2013, Mr. Kobylarz served as the Chief Financial Officer and also served as the Chief Operating Officer from January 2009 through December 2011 of Saiers Capital, LLC (formerly Alphabet Management, LLC), a multi-strategy derivatives and volatility-focused manager. From July 2004 to January 2009, Mr. Kobylarz was at Merrill Lynch & Co. where he held various positions in the Prime Brokerage division of Global Capital Markets and Investment Banking and most recently served as a Vice President. From October 2002 to June 2004, Mr. Kobylarz was at Bear, Stearns, & Co. where he served as a relationship manager in their Prime Brokerage division. From September 1999 to September 2002, Mr. Kobylarz was employed at Rothstein, Kass & Co. where he served as a senior accountant, managing the tax and audit work for hedge fund clients. Mr. Kobylarz earned a B.A. in Accounting from Lehigh University in 1999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2016

HARMONY MERGER CORP.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chief Executive Officer